Exhibit 99.1

Aoxin Tianli Group, Inc. Updates on Flood Impact

WUHAN CITY, China, July 12, 2016 /PRNewswire/ -- Aoxin Tianli Group, Inc. (NASDAQ:ABAC) ("Aoxin Tianli" or the "Company"), a leading producer of breeder hogs, market hogs and black hogs, as well as specialty processed black hog pork products sold through retail outlets and the internet, today announced that its hog farms in Wuhan City and some of the independently operated black hog farms in Enshi Prefecture have suffered different levels of damages as torrential rains caused devastating flooding in southern China earlier this month with Wuhan City being one of the hardest hit areas.

According to local government agencies, a record level of cumulative rainfall of over 560.5 millimeters (~22 inches) was reported in Wuhan City between June 30 and July 6. The downpour paralyzed parts of the city and severely impacted transport links and water and power suppliers. All of the Company’s hog farms in Wuhan City as well as some of the independently operated black hog farms in Enshi Prefecture incurred varying levels of damages during the week long period, including livestock losses, contamination of feed supplies, and damages to piggeries and other structures on the farms. While we are still reviewing our losses, we expect total losses associated with the floods to be approximately $1.5 million.

Mr. Wocheng Liu, Chairman and Co-Chief Executive Officer, commented, “With the help of local rescue and relief agencies, the Company is working diligently to bring the operations of our hog farms back to normal while trying to minimize the impact to our farms and prevent further damages.  While we and the other ten million residents of the City of Wuhan are still recovering from the devastating blow of Mother Nature, we are optimistic that much of our losses due to the floods will be largely offset by a spike in pork/hog prices in coming months as widespread livestock losses make it difficult to meet the normal demand for pork in the Wuhan market.”

About Aoxin Tianli Group, Inc.

Aoxin Tianli Group, Inc. (the "Company"), previously known as Tianli Agritech, Inc., is in the business of breeding, raising and selling breeder and market hogs in China. The Company also sells specialty processed black hog pork products through supermarkets and other retail outlets, as well as the internet.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulations, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Tina Xiao
Weitian Group LLC
Phone: +1-917-609-0333
Email: tina.xiao@weitian-ir.com